Exhibit 99.4

Exhibit D

(Vesting of 2016 Additional Performance Based Restricted Stock Award to COO John (Jack) McGrath)

Additional Restricted Stock Grant (1) $925,000

Metric	Operating Margin	Net Revenue	Earnings Per Share	Relative TSR	Total
Weight	25%	25%	25%	25%	100%
Vesting Opportunity	$231,250	$231,250	$231,250	$231,250	$925,000

Performance Based Vesting	Vesting in thirds	Operating Margin* Vesting Target = $231,250			Net Revenue** ($ Millions) Vesting Target = $231,250			Earnings Per Share Vesting Target =$231,250			Relative TSR*** Vesting Target = $231,250
0%		<5.30%			<$795.4			<$0.77			0%
20%	Whatever percentage	5.30%	-	5.49%	$795.4	-	$835.1	$0.77	-	$0.79	20%
30%	vests, 1/3 becomes	5.50%	-	5.69%	$835.2	-	$876.8	$0.80	-	$0.83	30%
40%	unrestricted on the date the	5.70%	-	5.89%	$876.9	-	$920.7	$0.84	-	$0.88	40%
50%	performance has been	5.90%	-	6.09%	$920.8	-	$966.7	$0.89	-	$0.92	50%
60%	determined, and 1/3 each	6.10%	-	6.29%	$966.8	-	$1,015.1	$0.93	-	$0.97	60%
70%	on next two vesting	6.30%	-	6.49%	$1,015.2	-	$1,065.8	$0.98	-	$1.02	70%
80%	anniversaries	6.50%	-	6.69%	$1,065.9	-	$1,119.1	$1.03	-	$1.07	80%
90%		6.70%	-	6.89%	$1,119.2	-	$1,175.1	$1.08	-	$1.12	90%
100%		6.90%	-	and up	$1,175.2	-	and up	$1.13	-	and up	100%

*For Operating Margin component to pay out, JAKKS must also meet Net Revenue threshold

**For Net Revenue component to pay out, JAKKS must also meet Operating Margin threshold

***Relative Total Shareholder Return measured as the percentage return to investors (stock price growth + dividends paid) compared to Russell 2000 Index. In accordance with plan provisions, the Compensation Committee can use its negative discretion to reflect extraordinary circumstances. Actual results to be interpolated between integer steps shown.

(1) This grant is in addition to the $75,000 annual grant previously granted to Mr. McGrath.